UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 12, 2004

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	000-29278	75-2640529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10611 Harwin Drive, Suite 402, Houston, Texas		77036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  713-988-9252

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.02  Results of Operations and Financial Condition.

On October 12, 2004 the Company distributed a press release that contained the following information:

HOUSTON, October 12, 2004 – KMG Chemicals, Inc. (NASDAQ Small Cap: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced its unaudited financial results for the fourth fiscal quarter and year ended July 31, 2004.

For the fourth quarter of the 2004 fiscal year, net income was $934 thousand or $.12 per diluted share versus $752 thousand or $.10 per diluted share in the fourth quarter of 2003.  Fiscal fourth quarter sales were $14.3 million, up from $12.2 million in the same quarter a year earlier.

For fiscal 2004, net income was $1.8 million or $.23 per diluted share compared to $1.9 million or $.25 per diluted share in fiscal 2003.  Net sales increased to a record $43.6 million for the year, up 23% from the $35.5 million in net sales for the previous fiscal year.  The increase in sales was largely the result of higher sales volumes of industrial wood treating chemicals, resulting from the acquisition of two key distributors during the year, as well as increased demand by railroads for treated crossties.  Gross profit margins declined to 29.2% from 31.8% due to higher raw material costs, as well as a shift in the product mix of the company’s sales.

At the end of fiscal 2004, the company had total assets of $43.2 million, a 34% increase over the $32.3 million in assets a year earlier.  Cash and cash equivalents on July 31, 2004 totaled approximately $974 thousand.  Long-term debt had increased to $11.2 million from $4.3 million last year.  The additional long-term debt was used to partially fund the company’s acquisition program in 2004.  A distributor of pentachlorophenol, a wood treating chemical, was acquired in December 2003.  In June 2004, a distributor of the wood treating chemical, creosote, was acquired.  Also in June, an insecticidal spray used on poultry and livestock, Ravap, was acquired to expand the company’s animal health product portfolio.

David Hatcher, Chairman and President of KMG Chemicals, said, “KMG turned the corner in 2004.  The second half of the fiscal year marked an upswing in the company’s sales and profitability.  At the same time, we have greatly strengthened our management team with the addition of Neal Butler as our new Chief Operating Officer, Randy Berry as our animal health product manager, and David Bullock as our product manager for penta.  These three new hires in 2004 increase the depth and capabilities of our management group and position us well for the future growth we see.  Both the third and the fourth quarters of 2004 were significantly more profitable than the same quarters in 2003 despite the increased overhead of our expanded management team.”

“We completed three strategic acquisitions in 2004 that are each accretive to cash flow and earnings.  We are now positioned to reap the rewards of the investments we have made over the last two years.   Sales in 2005 are projected to exceed $50 million, and we anticipate significant double-digit growth in earnings,” continued Hatcher.  “However, the variable that is most difficult to predict is raw material pricing.”

Hatcher concluded, “We have significantly grown the company over the last two years, despite difficult market conditions, while maintaining a conservative balance sheet, as well as positive earnings and cash flow.  We continue to pay a dividend, which has steadily increased over the last five years.  We returned over 8% to shareholders during 2004 in dividends and increased shareholder equity.  While this is below our long-term historical 20% rate, we anticipate this improving significantly in 2005.”

KMG Chemicals, Inc.

Selected Financial Data

(In thousands, except share data)

(UNAUDITED)

	Three Months Ending July 31		Twelve Months Ending July 31
	2004	2003	2004	2003
Net sales	$14,278	$12,215	$43,610	$35,536
Gross profit	4,080	3,703	12,751	11,291
Pre-tax income	1,506	1,217	2,844	2,982
Net income	934	752	1,763	1,917
Earnings per diluted share	$0.12	$0.10	$0.23	$0.25
Weighted average diluted shares outstanding	7,704,343	7,547,362	7,631,174	7,550,394
Net working capital	$8,023	$9,910	$8,023	$9,910
Total assets	43,240	32,338	43,240	32,338
Long-term debt	11,235	4,250	11,235	4,250
Shareholders’ equity	$24,590	$23,029	$24,590	$23,029

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The company grows by acquiring and managing stable chemical product lines and businesses with established production processes.  Its wholly owned subsidiary, KMG Bernuth, Inc. is a global provider of products to the wood treating and agricultural industries.  For more information, visit the company’s web site at www.kmgchemicals.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ David L. Hatcher	Date: October 15 2004
David L. Hatcher, President